Exhibit 10.60

AGREEMENT FOR

PURCHASE AND SALE OF ASSETS

BY AND BETWEEN

HOTDATA, INC.

AND

GROUP 1 SOFTWARE, INC.

DATED

May 11, 2001

Table of Contents

1.	The Assets	3
2.	Purchase Price	6
3.	Right of Offset	7
4.	Liabilities of HotData; Assigned Agreements	9
5.	Estoppels, Releases, Consents	9
6.	Condition of IPR Assets	9
7.	Condition of Non-IPR Assets	12
8.	Restrictive Covenants	13
9.	Trading	13
10.	Intentionally Deleted	13
11.	No-Shop	13
12.	Due Diligence; Employment Matters	14
13.	Change of Name	14
14.	Successor Liability	15
15.	Organization and Standing	15
16.	Authority and Status; Other Representations and Warranties of HotData	15
17.	Opinion of Counsel	17
18.	Confidentiality	17
19.	Taxes and Governmental Royalties	18
20.	Environmental and Safety Matters	19
21.	Absence of Changes	20
22.	Litigation	20
23.	Licenses and Permits; Compliance with Law	20
24.	Contracts, Etc	20
25.	Conduct of the Business of HotData Prior to the Closing	21
26.	Disclosure and Absence of Undisclosed Liabilities	22
27.	Group 1’s Authority and Status; No Violation of Other Instruments	22
28.	Conditions Precedent to Obligations of Group 1 to Close	23
29.	Conditions Precedent of Obligations of HotData to Close	24
30.	Time and Place of Closing	25
31.	Transactions at Closing	25
32.	Indemnification	27
33.	Survival of Representations and Warranties	28
34.	Payment of Fees and Expenses	28
35.	Notices	28
36.	Termination	29
37.	Brokers	29
38.	Further Assurances	30
39.	No Third Party Beneficiaries	30
40.	Risk of Loss	30
41.	Miscellaneous	31

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

     THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (the “Agreement”) is made and entered into this 11th day of May, 2001, by and between HotData, Inc., a Delaware corporation (“HotData”) and Group 1 Software, Inc., a Delaware corporation (“Group 1”), regarding the acquisition by Group 1 of certain of the assets of HotData and other transactions described below.

     In consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HotData and Group 1 intending to be legally bound hereby agree as follows:

     1. The Assets.

     a) Group 1 shall acquire at Closing (as defined below) all of HotData’s right, title and interests, free and clear of any and all claims, liens, encumbrances, security interests, pledges or any other clouds on title of any nature whatsoever, to all of the assets owned or used by HotData, including without limitation, the following:

     (i) all webpages and websites, computer programming proprietary to HotData and any derivative works, customizations, supplemental works, and interim works thereof, works in progress related thereto and all intellectual or industrial property rights of HotData’s therein, and all portions thereof (the “Software”) fixed in a tangible medium of expression or otherwise discernable as intellectual or industrial property; including without limitation all copyrights and applications for such, and rights with respect to patents, and applications for such; all moral rights, inventions, business methods and processes, original works of authorship, discoveries, concepts, proprietary data, processes, ideas and know-how contained therein or associated therewith; with respect to all channels or modes of transmission, receipt, display or processing whether now known or hereafter developed; with respect to all computing or processing platforms and configurations — known or unknown (e.g., Internet, WWW, PC, midrange, LAN, WAN, client server, mini, mainframe and so on); all such at any time owned by HotData defined below. The foregoing includes without limitation the computer programs identified in Exhibit 1.1, hereto, and all proprietary development tools, tool kits, development kits, record adapters, client services software, web services software associated therewith and proprietary software used for development, customer fulfillment, customer support and website support;

     (ii) all logos, trade dress, trademarks, service marks or trade names, and registrations and all applications for registrations related thereto, both foreign and domestic, including, without limitation, those set out in Exhibit 1.2, hereto (the “Trademarks”);

     (iii) all URLs, domain names and other Internet address identifiers, including, without limitation, those identified in Exhibit 1.3, hereto and all website(s) design and implementation methods and other technology;

     (iv) all development tools for the Software, all APIs, DLLs and other programming by which the Software integrates or communicates with other software and/or hardware/equipment, together with all concomitant installation, technical, functional or user documentation or specifications for such, including, without limitation, the documentation identified in Exhibit 1.1 (collectively, the “Documentation”) (the “Software, Documentation and Trademarks”, collectively constitute the “IPR”) regardless of the media on which the Documentation is contained, and all licenses to Third Party Software (as defined below);

     (v) all operational web server software and documented source code management systems proprietary to HotData;

     (vi) all of HotData’s rights in the Assigned Agreements (as defined below) as set out in Exhibit 1.4 and all rights in agreements in the form set forth in Exhibit 1.4.1 from the following employees: Mailou Bailey, Clifton Hargrove, Stephen Lanier, David Morris, Brett Nelson, Hien Van Nguyen, and Kevin Stambaugh, those certain data provider agreements, all license and service agreements for existing customers of HotData;

     (vii) the list of all past, current and prospective (as of Closing) customers of HotData, plus all databases, including, without limitation, customer databases and databases that contain personal data;

     (viii) copies of the financial, production, marketing and sales books and records of HotData (including without limitation all notes, records and books regarding the warranty/software performance, credit and payment history of all past, current and prospective customers of any of the Software);

     (ix) the cash and cash equivalents, including, without limitation, HotData’s rights in that contain Letter of Credit No. OSF00001126, issued by the Imperial Bank (the “LOC”) and the certificate of deposit (“CD”) the principal amount of One Hundred and Fifty Thousand Dollars ($150,000), which serves as security for the LC, as such are identified in Exhibit 1.5, hereto;

     (x) the accounts and notes receivable identified in Exhibit 1.6, hereto, net, however, of all reserves for credits, allowances, collection delinquencies and the like;

     (xi) all prepaid items, including, but not limited to, those set out in Exhibit 1.7, hereto, and all deposits (including but not limited to security deposits paid with respect to any leases or subleases) and all of the other assets referenced or identified or included with respect to HotData’s consolidated Financial Statements (as defined in Section 16(f), below) dated as of Closing, as provided to Group 1;

     (xii) all computer, telecommunications and other equipment, furniture and fixtures owned or used by HotData, including, without limitation, the assets described in Exhibit 1.8, hereto;

     (xiii) all tenant improvements to the premises located at 10535 Boyer Blvd, Suite 100, Austin, Texas 78758-4902, including, without limitation, the voice, data and other transmission cabling installed within such premises and emanating from such premises;

     (xiv) all inventory, including documentation and media used to supply copies of the Software and Documentation to customers, computer hardware, firmware, and ancillary third party software sold/licensed or used in connection with the reselling of hardware pursuant to any Value Added Reseller (“VAR”)/Original Equipment Manufacturer (“OEM”)/distributor agreement described herein, as such assets are identified on Exhibit 1.9, hereto; and

     (xv) all other tangible assets and intellectual or individual property of HotData ((i)-(xiv), collectively, the “Assets”) owned by HotData or used in the conduct of the Business (as defined below) as of Closing.

     b) The Software shall be delivered at Closing in object code, and source code form, together with any source documentation and comments as exists. The Software includes, without limitation, the integration modules for Siebel, Pivotal, ACT!, Dun & Bradstreet, Interact and Harte-Hanks, all definition of program files, fields of program files, variables, details, parameters, installation and maintenance specifications, inputs and outputs (including codes and acronyms), program descriptions, program file descriptions, formats and layouts, report descriptions and layouts, web and other screen descriptions and layouts, graphical and non-graphical user interfaces, input documents, proprietary data elements, paper processing flowcharts, computer processing flowcharts, processing narratives, editing rules, password development and protection rules, telecommunications requirements, glossaries and manual procedures with respect to the aforesaid computer programming. The Documentation shall be delivered at Closing in hard copy and electronic media to the extent recorded on each.

     c) The IPR also includes all business methods, layout rules, extraction rules, protocols used in HotData’s business operations at any time from January 1, 1998 through Closing (the “Business”).

     2. Purchase Price; Audit; Offset. The total purchase price for the Assets, and consideration for the other transactions to be consummated hereunder, shall be, subject to adjustments described herein, as follows:

     a) Two Million Dollars ($2,000,000) to be paid at Closing; plus

b) Ten percent (10%) of Net Revenue recognized by Group 1 on its financial statements during the thirty six (36) months immediately following Closing. Net Revenue shall consist of all license and service fees paid by any licensees of the Software and/or any customers of the hosted-batch ASP service provided by Group 1 utilizing the Software, including any new releases, updates, extensions, improvements, modifications — i.e., derivative works of the Software, but net of taxes and similar charges, third party commissions, referral fees and other fees recorded as a reduction to revenue in accordance with generally accepted accounting principles, consistently applied by Group 1.

     c) All payments shall be made by Federal Wire Transfer, in accordance with the wire transfer instructions set out in Exhibit 2.1, hereto.

     d) Payments for the fees described in Section 2(b), above, shall be made annually, within thirty (30) days of the conclusion of Group 1‘s annual fiscal audit. The payment for the months of April and May, 2004 shall be made within sixty (60) days of the end of May and will not be based on audited financial results.

     e) The total consideration indicated in Sections 2(a) and (b), above, shall include all payments payable in connection with the transactions contemplated herein, including any restrictive covenants. The total consideration shall be reduced by an amount equal to the extent the net book value of HotData at April 15, 2001, is less than negative Four Hundred Thousand Dollars ($400,000).

     f) Group 1 agrees that HotData shall have the right, upon adequate prior notice to Group 1 but no greater than once per Group 1 fiscal year, to have a third party appointed by HotData (the “Representative”) to inspect the relevant books and records of Group 1 with respect to the calculation of Revenue and payments to be made as contemplated in this Section 2. The Representative shall be an independent certified accountant.

     g) HotData agrees that Group 1 shall have the right to withhold and to offset any payments to be made to it hereunder in the event of any material breach by HotData of any representation, warranty, covenant or agreement made by it or referenced herein or any Exhibit or other instrument executed pursuant to this Agreement. In order for Group 1 to exercise its right to withhold and offset, Group 1 shall give written notice to HotData of the amount of the offset and withhold, together with reason(s) for such offset and withhold. If HotData or the Representative disagrees as to such amount, HotData or the Representative shall promptly give Group 1 notice and HotData and Group 1 shall convene a meeting of their senior representatives to discuss such amount and the reason(s) for such offset and withhold. In the event that HotData and Group 1 are unable, within thirty (30) days of HotData’s notice to Group 1, to privately resolve all the differences between them over the amount of the offset and withhold, HotData may elect to pursue any remedies available to it under the Agreement or otherwise under law with respect to its dispute with Group 1 as to the amount offset and withheld.

     3. Liabilities of HotData; Assigned Agreements; Permitted Liens.

     a) Except for the liabilities and obligations that are identified in Exhibits 1.4 and 3.1 (the “Obligations”) and the liabilities incurred by HotData in its ordinary course of business between April 16, 2001 and Closing, Group 1 shall assume no liabilities or obligations whatsoever of HotData, regardless of whether such arise or are required to be performed before, at or after Closing. In furtherance of the above, HotData covenants and agrees that except for the Obligations, Group 1 shall not assume or be liable for, whether contractually, by operation of law, or otherwise, any contracts, commitments, indebtedness, obligations or liabilities of HotData, including, without limitation: (i) liabilities or obligations of or claims against HotData arising out of any action, suit, proceeding, arbitration, investigation or hearing or notice of hearing arising out of, or relating to, in any manner, the operation of the business before Closing; (ii) liabilities or obligations of any kind to any employees, officers, directors, shareholders of HotData, including but not limited to liabilities under any employee retirement, savings, pension or other employee benefit plan, severance payments or any employment practices of HotData; (iii) any liability or obligation of HotData arising from any breach of a covenant, agreement, representation or warranty of HotData contained herein or arising from, out of or in connection with the transactions contemplated by this Agreement including the fees and expenses of HotData’s counsel, investment bankers, accountants and other representatives; (iv) liabilities or obligations involving the payment of any domestic (federal, state or local) or foreign taxes, customs or other governmental charges of any kind, including but not limited to excise taxes, sales taxes, transfer taxes, gains taxes, recording taxes and taxes on or measured by income, any of which taxes are due or shall become due as a result of the operation of HotData’s business prior to Closing or interest or penalties relating thereto; (v) liabilities arising before Closing for defects in workmanship or materials in any of the products or services of HotData; (vi) product liability claims of any type arising before Closing with respect to the products or services of HotData arising before Closing; and (vii) liabilities or obligations of any kind or nature incurred by HotData on or after Closing. HotData covenants and agrees that all liabilities, obligations and payables of or claims against HotData not expressly herein assumed by Group 1 shall be and remain the sole responsibility of and shall be satisfied by HotData.

     b) The parties acknowledge and agree that the Assets represent the sale of a substantial portion of the operating assets of HotData’s business. Group 1 has no objection if HotData wishes to characterize the instant transaction as being an “occasional sale” within the meaning of Section 151.304 of the Texas Tax Code, for the purpose of determining whether the instant transaction is exempt from sales tax. The parties acknowledge that Group 1 has paid fair market value for the Assets and the consummation of the other transaction contemplated herein.

     c) HotData represents and warrants to Group 1 that Exhibit 1.4, hereto, identifies: (i) all or substantially all of the license and other agreements by which any rights to the Software have been granted to any third party; (ii) all third party reseller agreements (VAR, distributor and other agreements) of which HotData is a party; (iii) the lease for the premises located at 10535 Boyer Blvd, Suite 100, Austin, Texas 78758-4902; and (iv) all other contracts material to HotData’s operations as of April 15, 2001 (collectively, the “Assigned Agreements”). At Closing, HotData shall transfer and assign to Group 1 all of the rights, title and interests of HotData under the Assigned Agreements and Group 1 shall assume and perform HotData’s (i) outstanding obligations to the extent such are scheduled on Exhibit 3.1, hereto; (ii) and all future obligations thereunder as such obligations naturally arise under the Assigned Agreements after Closing. Group 1 agrees to discharge the future obligations under the Assigned Agreements in a reasonable commercial manner.

     d) HotData represents and warrants to Group 1 that from the date first written above until and including Closing; (i) except as identified on Exhibit 3.1, hereto, it is not and shall not be in default under any of the Assigned Agreements, (ii) there is not and shall not be any facts or circumstances which given only the passage of time would become material defaults under any of the Assigned Agreements, (iii) all of the computer programming and other deliverables and services to be provided under any of the Assigned Agreements have been timely delivered in full and have been fully accepted by the customer.

     e) HotData represents and warrants to Group 1 that, to HotData’s knowledge: (i) no other party to any Assigned Agreement is in default under any of the Assigned Agreements and (ii) no facts or circumstances exist which given only the passage of time would become defaults by any party to any Assigned Agreement under any Assigned Agreement.

     f) HotData represents and warrants to Group 1 that from the date of this Agreement until Closing, the only security interests, liens or encumbrances (either perfected or otherwise) that exist as to any of the Assets or the Business and the corresponding total amount necessary to satisfy the respective lien as of Closing are identified in Exhibit 4.1, hereto.

     4. Releases. HotData shall deliver to Group 1 at Closing: releases, in forms reasonably acceptable to Group 1 and forms suitable for filing in the appropriate jurisdictions, with regard to all security interests in or liens or encumbrances on any of the Assets, including without limitation the security interests identified on Exhibit 4.1, hereto. Group 1 and HotData agree to pay the lienholders the corresponding amounts identified as Exhibit 4.1.

     5. Estoppels and Consents. HotData shall deliver to Group 1 at Closing the consents and estoppels identified on Exhibit 4.1, hereto, or such other releases, estoppels or consents otherwise reasonably determined necessary by Group 1.

     6. Condition of the IPR Assets.

     a) HotData represents, warrants, covenants and agrees that: it has, and at all times has had, the unqualified right to develop the Software, Documentation and Trademarks; at Closing it shall have the unqualified right to grant to Group 1 any and all rights it has in and to the Software, Documentation and Trademarks, as contemplated hereunder; neither the rights granted to Group 1 hereunder, nor the exercise of such rights by Group 1, do or will, to HotData’s knowledge, infringe upon or conflict with the rights held by any third party under any US patent or US trademark (or Korean, Japanese and European Union trademark registration as to the mark “HotData”); neither the rights granted to Group 1 hereunder, nor the exercise of such rights by Group 1, do or will infringe upon or conflict with the rights held by any third party under any copyright enforceable under the Berne Convention and implementing legislation, any license, trade secret or other proprietary right; provided, however, that the foregoing representations and warranties shall not diminish HotData’s obligations: (i) to convey free and clear title to the Software, Documentation and Trademarks as described herein, or (ii) Group 1‘s remedies against HotData for failure to convey such free and clear title. HotData represents and warrants to Group 1 that HotData has taken all reasonable steps necessary to protect and preserve its trade secrets.

     b) HotData covenants and agrees that Group 1‘s rights to the Software, Documentation and Trademarks at Closing shall include the right, without payment of any additional consideration to any party whatsoever, to own, make, use, sell, reproduce, have made, rent, sublease, lease, lend, license, enhance, modify, amend, copy and prepare derivative works and customizations thereof, and to display publicly the Software, Documentation and Trademarks.

     c) HotData represents and warrants that to its knowledge, the Software, Documentation and Trademarks are subject to no registrations or applications filed by others for registration with respect to any governmental entity. HotData represents and warrants to Group 1 that the only registrations or applications for registration owned by HotData with respect to any governmental body as to the Software, Documentation and Trademarks are identified on Exhibit 6.1, hereto. HotData warrants and represents to Group 1 that all copyright and trademark registrations filed by HotData with respect to the Software, Documentation and Trademarks are in full force and effect, and that all applications for registrations filed by HotData with respect to the Software, Documentation and Trademarks are proceeding without any formal opposition or threatened opposition known to HotData.

     d) HotData represents and warrants to Group 1 that it has not received any notice of any violations of, and to its knowledge is not violating: (i) the rights of others in any privacy rights in personal data as such rights are set out in HotData’s privacy policy(s) or any other privacy policy to which HotData is expressly bound,

     e) HotData represents and warrants to Group 1 that it has provided to Group 1: (i) a record or copy of the substance of all material complaints from any customer regarding the performance of the Software or the Documentation which have been received from January 1, 1999 through Closing, and (ii) the most current bug list and enhancement list for the Software, which shall be attached hereto as Exhibit 6.2, hereto. Materiality, for the purposes of this Section 6(e), shall mean that the particular program complained of does not conform to the warranty or warranties extended by HotData to its licensees and users.

     f) HotData represents and warrants to Group 1 that HotData has used all commercially reasonable efforts to screen the Software as delivered to Group 1 from any remote or automatic disabling or recapture devices, passwords, keys, security devices or trap doors and computer viruses. For the purposes of this Agreement, a computer virus shall mean any computer instruction (including, but not limited to, computer instructions commonly referred to as Trojan Horses, anomalies, worms, self-destruct mechanisms or time/logic bombs) which permit access or use by third parties not authorized by HotData, or which disable, damage, erase or delay or deny access to the Software, any portion thereof, or other software, firmware or computer hardware or data stored therein.

     g) Group 1 shall have the right to use the whole of the IPR, any part or parts thereof, or none of the IPR, as it sees fit. Group 1 may alter the Software, add to it, combine it with any other work or works, at its sole discretion. No rights are reserved by HotData.

     h) HotData represents and warrants that the IPR (and all predecessor versions) has been developed by HotData exclusively by and through the employees or subcontractors identified on Exhibit 6.3, hereto (the “Development Personnel”); each Development Personnel has signed an inventions agreement in substantially the form set out in Exhibit 6.3.1, hereto (collectively, the “Inventions Agreements”); none of the Development Personnel has any proprietary rights in the IPR; each Development Personnel so performed for HotData pursuant to an Inventions Agreement or other agreement or arrangement that vest all rights in and to the IPR in HotData, with all such agreements in full force and effect; HotData represents and warrants that all Development Personnel participated in the development of the IPR while regularly employed/retained by HotData and were fully paid by HotData for such services; all Development Personnel performed, at all times, such development of the IPR within the normal scope of their employment/retention with HotData; none of the Development Personnel has made any claim of ownership (including without limitation copyrights or patent rights) regarding the IPR, or any portion thereof, and to HotData’s knowledge nor has any Development Personnel a colorable claim of right to such.

     i) HotData represents and warrants to Group 1 that: (i) no copies of the source code for the Software have been provided to any third party except as identified in Exhibit 6.4, hereto, (ii) no license or other rights to use have been granted for any of the Trademarks (or variations thereof) and (iii) no rights other than limited license rights in the Software and Documentation are enjoyed by any party other than HotData.

     j) HotData represents and warrants to Group 1 that there are no third parties whatsoever who are entitled to any proceeds, royalties or other payments with respect to the sale, licensing, sublicensing or other granting of rights with respect to any of the IPR or any portion thereof.

     k) HotData has provided to Group 1 true and complete copies of all agreements entered into with any person or entity who contributed to the development of the IPR.

     l) HotData represents and warrants to Group 1 that: (i) no software (other than operating systems software identified in the Software’s standard documentation, or as identified on Exhibit 6.5, hereto (the “Third Party Software”), is necessary or desirable in order for the Software to perform in accordance with its standard documentation, (ii) all Third Party Software is licensed to HotData for appropriate use and is under currently effective maintenance and support agreement with its publisher. HotData represents and warrants to Group 1 that no Third Party Software is routinely provided to customers in conjunction with a licensing of the Software, for installation or use in accordance with the Software’s standard documentation.

     m) HotData represents and warrants to Group 1 that it has fully paid Rogue Wave Software, Inc. (“RWS”) for all equipment and other tangible or intangible property that HotData has purchased or otherwise received at any time from RWS.

     n) HotData represents and warrants to Group 1 that the validation issued to HotData by Siebel Corporation is valid and subsisting.

     o) HotData represents and warrants to Group 1 that all registrations for the web addresses identified on Exhibit 1.3, hereto are current and subsisting.

     7. Condition of the Non-IPR Assets.

     a) HotData represents and warrants to Group 1 that at Closing (i) all of the Assets described in Exhibit 1.8 shall be in good and operating condition, and (ii) the Software shall perform all of its intended functions, and otherwise perform substantially in accordance with its Documentation (subject to the bug list attached as Exhibit 6.2, hereto).

     b) HotData represents and warrants to Group 1 that other than pursuant to this Agreement, HotData is not a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Assets has been granted to anyone, except for end user licenses to the Software granted in the ordinary cause of HotData’s business.

     8. Restrictive Covenants.

     a) At Closing, Johnny Anderson shall enter into and abide by the terms of a covenant not to compete in the form set out in Exhibit 8.1, hereto.

     b) At Closing, Messrs. Robert A. Fabbio, John C. Hockin, Robert Marcus and Thomas H. Peterson shall each enter into and abide by the terms of a Covenant Not to Disclose substantively in the form set out in Exhibit 8.2.

     9. Trading. HotData acknowledges that it and its agents, stockholders and representatives are aware, that in connection with the discussions with Group 1 regarding the transactions described herein, they have come into possession of material non-public information about Group 1. Accordingly, HotData agrees that it will not trade (or cause or encourage any third party to trade), and will use its commercially reasonable efforts to assure that its shareholders, agents and representatives will not trade (or cause or encourage any third party to trade), in any securities of Group 1 (or securities convertible into or exercisable for securities of Group 1) while in possession of any such material non-public information. Such restrictions are in addition to, and not in lieu of, any restrictions that Group 1 may impose upon employees of Group 1 or that may be imposed under applicable law.

     10. Intentionally Deleted.

     11. No-Shop. In consideration of Group 1’s undertaking the substantial expenses incident to the due diligence examination of HotData and the preparation of this Agreement and the documents attendant hereto, HotData covenants and agrees that, until the first to occur of Closing or May 16, 2001, it will not, directly or indirectly, enter into, pursue, solicit or encourage or entertain any arrangements or negotiations with any other party relevant to the transactions contemplated herein. Until the termination of this Agreement in accordance with its terms, HotData shall not (and shall use commercially reasonable efforts to ensure that its shareholders, agents and representatives do not), directly or indirectly solicit, encourage the submission of offers or proposals from any person or entity (including by way of providing any information concerning HotData or the Assets to any person or entity, or otherwise) with respect to, or initiate or participate in any negotiations or discussions regarding or enter into (or authorize) any agreement or agreement in principle with respect to, any expression of interest, offer, proposal to acquire or any acquisition of either all or any portion of the Business or the Assets, whether by stock purchase, share exchange, merger, consolidation, purchase of assets, tender offer or otherwise. HotData shall promptly inform Group 1 of any inquiries or proposals received from any party with respect to the foregoing.

12. Due Diligence; Employment Matters. Through May 10, 2001, HotData shall continue to allow Group 1, its employees, consultants and other representatives (collectively referred to as Group 1 in references to Group 1’s due diligence review of HotData) full access to, and the right to inspect all its financial, marketing, sales, support, maintenance and enhancements documents and records and source and object code, software documentation and logs, books, records, files, contracts, agreements and other information relating to the Assets, the Business or the transactions contemplated hereunder. Group 1 shall continue to have the right to inspect, observe and test the operations of the Software and Documentation. Group 1 shall conduct any investigation in a manner which will not unreasonably interfere with HotData’s operations. Group 1‘s investigations as of May 9, 2001 have not interfered with HotData’s operations.

     b) Group 1 shall offer to employ at Closing the employees identified in Exhibit 12.1, hereto. Each such employee shall accept such employment with Group 1 at Closing on terms reasonably acceptable to the respective parties, including reasonable non-compete agreements. Such terms of employment may, however, differ from those previously offered by HotData. HotData shall be solely responsible for payment, or causing the payment, of all: (i) wages, salary, other compensation and bonuses, (ii) compensation claims, premiums and other payments, (iii) overtime or severance pay and (iv) any other loans, obligations or liabilities, including without limitation ERISA or other benefit plan liabilities (e.g.: 401(K) salary/employee and sponsor contributions or payments), arising out of or in connection with employment or retention by HotData before Closing, or the termination of such at Closing, of any HotData employee or contractor unless such expense has been accrued on the Financial Statements (defined in Section 16(f), below) and is identified in Exhibit 3.1, hereto. Group 1, however, agrees to credit all former HotData employees who are employed by Group 1 at Closing with respect to such employees’ unpaid/untaken vacation or sick leave accrued with HotData while employed there.

     c) To the extent that HotData retains any rights under any agreements, oral or otherwise, that are not Assumed Agreements, HotData agrees to enforce agreements it has with any employees and contractors with respect to covenants regarding confidentiality or ownership ofIPR, in accordance with the terms of such agreements and to the fullest extent permissible under law.

     13. Change of Name. Within ten (10) days of Closing, HotData shall cause the corporate name of HotData to be changed to a name which is not confusingly similar to the name, HotData. HotData agrees that it shall not subsequently amend its Certificate of Incorporation and shall prevent any Affiliate from amending its Certificate of Incorporation to change its name to any name which is confusingly similar to the name, HotData. HotData agrees that it will not organize or beneficially own any of the equity of any entity whose name includes the term HotData or any name which is confusingly similar to the name, HotData.

     14. Successor Liability Statutes. HotData has, and as of Closing shall have, complied with all applicable successor liability statutes and shall have obtained and delivered to Group 1 all tax clearance and similar certificates reasonably requested by Group 1 prior to Closing, including obtaining: (i) sales tax clearance certificates and (ii) an employment tax clearance certificate and any other required exemptions or certificates, to the extent that the non-compliance therewith or the failure to provide necessary clearances would subject either Group 1 or the Assets to the claims of any creditors of HotData, or would subject any of the Assets to any liens. Group 1 shall receive satisfactory evidence of HotData’s compliance with the terms of this Section and that the Assets and Group 1 shall be free from any claims resulting from any successor liability statutes.

     15. Organization and Standing. HotData warrants and represents that, at all times material hereto, it has been and shall be a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has and will have the full power and authority (corporate and otherwise) to carry on its business as it is now being conducted, and to own and lease the properties and assets which it now owns or leases. HotData warrants and represents that, at all times material hereto, it has been and shall be duly qualified and/or licensed to transact business and in good standing as a foreign corporation in all jurisdictions in which it is obligated to so do, and the character of the property owned or leased by HotData and the nature of the business conducted by it do not require such qualification and/or licensing in any other jurisdiction. HotData represents and warrants to Group 1 that HotData has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture, limited liability company, professional association or other business enterprise.

     16. Authority and Status; Other Representations and Warranties of HotData.

     a) HotData warrants and represents to Group 1 that at all times material hereto, it has had and shall have the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent, in addition to such consent as contemplated hereunder, of any other person whomsoever; that the execution, delivery and performance by it under this Agreement and each and every agreement, document and instrument applicable to it, made in connection herewith shall be duly authorized and approved by the applicable board of directors or other applicable governing body and approval of at least the requisite number of shares of HotData’s voting securities to satisfy all shareholder consent requirements under HotData’s corporate governance documents or otherwise, and that this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by HotData in connection herewith, will, when executed and delivered, constitute the valid and legally binding respective obligations of it, except as enforceability may be limited by applicable equitable principles or judicial discretion, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

     b) HotData represents and warrants to Group 1 that, there are no authorizations, consents, approvals, licenses, exemptions from or filings with, or registrations with any governmental, quasi-governmental or non-governmental regulatory agency or authority, necessary on its part for, or in connection with, the transactions contemplated hereunder. HotData covenants and agrees that if at any time any of the aforesaid authorizations, consents, approvals, licenses, exemptions or filings shall be required, HotData shall take all such actions necessary to either promptly obtain the appropriate authorization, consent, approval, license, or exemptions, or take all actions necessary in Group 1‘s reasonable determination to cure the facts and circumstances which prevent the issuance or obtaining of such authorization, consent, approval, license or exemption.

     c) HotData represents and warrants to Group 1 that no officer or director, and no employee or consultant of HotData is known by it to be, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, non-disclosure agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant related to the right of any such officer, employee or consultant to be employed by HotData or relating to the use of the Assets, trade secrets or proprietary information of HotData or others.

     d) HotData represents and warrants to Group 1 that there have not been since its inception, are no, and covenants and agrees that through Closing there shall be no subsidiaries of HotData. HotData represents and warrants to Group 1 that since its inception, it has not owned or controlled, does not own or control, and covenants and agrees that through Closing, it will not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture, limited liability company, professional association or other business enterprise.

     e) HotData represents and warrants to Group 1 that the execution and delivery of this Agreement by HotData does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of its Certificate of Incorporation or Bylaws, as amended, or result in a breach or event of default under any Assigned Agreement.

     f) HotData has delivered to Group 1 a the consolidated financial statements (i.e. — balance sheet, income statement, cash flow statement) and notes thereto, dated December 31, 2000 and unaudited financial statements, and notes thereto, dated April 15, 2001 (collectively, the “Financial Statements”), copies of which are attached hereto as Exhibit 16.1, hereto . HotData represents and warrants to Group 1 that the Financial Statements fully and fairly set forth the consolidated financial condition of HotData as of the dates indicated, and the results of its operations for the periods indicated, in accordance with generally accepted accounting principles consistently applied, except as expressly noted therein and in the related reports of independent auditors and for the omission of footnotes in the unaudited Financial Statements. HotData has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise which are not clearly and accurately reflected or provided for in the Financial Statements except: (A) those arising after the date of the April 15, 2001 balance sheet which are in the ordinary course of its business, none of which is materially adverse, and (B) as to the extent specifically described in schedules thereto.

     17. Opinion of Counsel. At Closing, HotData shall deliver to Group 1 an opinion of its legal counsel, Brobeck, Phleger & Harrison, LLP, in the form set out in Exhibit 17.1, hereto.

     18. Confidentiality. Except to the extent that information is or becomes public knowledge or is required by law or accounting or reporting rules applicable to Group 1 or HotData to be disclosed, the parties hereto, for themselves and representatives, agree that any proprietary or confidential information concerning or relating to the Assets, which has been obtained in connection with this Agreement or in the course of performing the obligations contemplated hereby, shall not be used by the recipient party or disclosed, furnished or made accessible to third parties by it except as allowed pursuant to the terms, and conditions set out here or that certain Non-Disclosure Agreements between HotData and Group 1 dated on or about December 15, 2000 (the “Non-Disclosure Agreement”), which agreement is hereby incorporated by reference. Consistent with the Non-Disclosure Agreement, neither HotData nor Group 1 shall make any announcement or in any manner disclose to any third party any of the existence or contents of this Agreement prior to Closing without the consent of the other party hereto, unless such disclosure is required by federal securities law or by any order of a court or administrative agency of competent jurisdiction. HotData and Group 1 agree to continue to be bound by the terms and conditions of the Non-Disclosure Agreement.

     19. Taxes and Other Governmental Charges.

     a) HotData represents and warrants that from December 31, 1997, until Closing it has filed, and will through Closing file all returns required of it with respect to any governmental entity as to sales or licenses of the Assets or copies thereof, the filing of which returns or the failure to do so may affect the Assets.

     b) HotData represents and warrants that at Closing there shall be no tax liens on any of the Assets, and HotData shall not be delinquent in the payment of any federal, foreign, state or local income, sales, employment, withholding or other taxes (including interest and penalties thereon), the liability for which might impose a lien or encumbrance on any of the Assets; HotData shall not be subject to any liability for unpaid taxes under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; the provisions for taxes shown in the Financial Statements are adequate to cover the aggregate liability of HotData as of Closing for all taxes, duties and charges based on the income, purchases, sales, business, capital stock or surplus, or assets of HotData for the periods covered thereby; no taxing authority has informed HotData of its intent to conduct an audit or other investigation or asserted any unresolved deficiencies with respect to tax liabilities of HotData for any period; HotData has received no deficiency letter or similar notice from any taxing authority for any open tax year; HotData confirms its responsibility for, and agreement to pay when due, any and all taxes, duties or charges based on the Assets, HotData’s income or sales, employees’ compensation or otherwise, incurred or accrued on or prior to the Closing.

     c) HotData represents and warrants to Group 1 that:

     (i) proper and accurate amounts have been withheld by HotData from the compensation of all of HotData’s employees for all periods in material compliance with the tax withholding provisions of any applicable laws, statutes, codes, ordinances, rules and regulations;

     (ii) proper and accurate returns have been filed by HotData for all periods for which returns were due with respect to employee income tax and social security withholding and FICA and unemployment taxes, and the amounts shown on such returns to be due and payable have been paid in full or adequate provisions for payment of such amounts have been included in the Financial Statements;

     (iii) hours worked by, and payments made to, employees of HotData have not been in violation of the Fair Labor Standards Act or any applicable laws dealing with such matters;

     (iv) all payments due as of the date of the last Financial Statements from HotData on account of employee health and welfare insurance have been accrued or paid as a liability in the Financial Statements; and

     (v) all severance payments which are or were due under the terms of any agreement, oral or written, have been accrued as a liability in the Financial Statements or paid.

     20. Environmental and Safety Matters. HotData has not received any outstanding notice concerning, and there are no violations of, and there is no pending or threatened investigation, claim or allegation from any governmental authority, regulatory authority or third party relating to or associated with a potential violation of applicable federal, state and local laws, regulations, rules, ordinances, permits, licenses, authorizations or orders related to: (i) toxic or hazardous materials or wastes of any kind (including, without limitation, petroleum and its derivatives and by-products, other hydrocarbons, asbestos and asbestos-containing materials, and PCBs or other materials regulated under any Environmental Laws (as defined below) (collectively “Hazardous Materials”); (ii) the protection of the environment (including, without limitation, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act and the Clean Air Act), any and all applicable laws, ordinances, regulations, orders, decrees, judgments, injunctions, permits, approvals and licenses issued, promulgated or entered by any governmental or quasi-governmental entity or agency relating to the environment, to employee health or safety as it pertains to the use or handling of remediation of (or exposure to) Hazardous Materials, to the preservation or reclamation of natural resources or to the management, release or threatened release of contaminants or noxious odors (collectively “Environmental Laws”); or (iii) occupational or public health or safety (collectively “Safety Laws”) with respect to the Assets or the Business. To HotData’s knowledge, (A) there are no Hazardous Materials or underground storage tanks (“USTs”) at, on or under the premises located at 10535 Boyer Blvd, Suite 100, Austin, Texas 78758-4902, (B) no Hazardous Materials have been transported or released from the premises located at 10535 Boyer Blvd, Suite 100, Austin, Texas 78758-4902 and (C) no Hazardous Materials have been disposed of or stored at 10535 Boyer Blvd, Suite 100, Austin, Texas 78758-4902 that have or would require remediation under any Environmental Laws or Safety Laws.

     21. Absence of Changes. HotData represents, warrants, covenants and agrees that from the date first written above until Closing it shall not:

     a) transfer, assign, convey or liquidate any of the Assets or enter into any transaction or incurred any liability or obligation which affect the Assets or the Business, other than transactions occurring in the ordinary course of the Business;

     b) without written notice to Group 1 suffer any change in its Business, operations, or financial condition which might have a material adverse effect on the Assets or the Business;

     c) permit or incur the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest or claim) upon any of the Assets except as expressly accepted by Group 1, as described in Section 4, above;

     d) commit, permit or incur any default in any liability or obligation which, in the aggregate, has a material adverse effect upon the Assets or the Business; or

     e) make or agree to any change in the terms of any contract or instrument to which it is a party which has a material adverse effect on the Assets or the Business.

     22. Litigation. HotData represents and warrants to Group 1 that there have not been any suits, actions, proceedings, claims or investigations instituted against the Assets, Business or HotData.

     23. Licenses and Permits; Compliance With Law. HotData represents and warrants that it holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state, local and other public authorities necessary for the conduct of the Business and the use of the Assets.

     24. Contracts, Etc. HotData warrants and represents to Group 1 that except for copies of the contracts, agreements and other instruments relating to the Assets produced by HotData to Group 1 during Group 1’s due diligence review, HotData is, to the best of its knowledge after diligent inquiry, not a party or subject to, whether oral or written, any of the following which would singly or in the aggregate, have a materially adverse impact upon the Assets or the Business:

     a) any contract or commitment directly related to the Software or Documentation which requires services to be provided or performed by HotData or which authorized others to perform services for, through or on behalf of HotData;

     b) any contract or commitment not disclosed to Group 1 during due diligence involving an obligation related to the Assets which cannot, or in reasonable probability will not, be performed or terminated within thirty (30) days from the date as of which these representations are made;

     c) any contract or commitment providing for payments to third parties based in any manner upon the sales, purchases, receipts, income or profits of HotData; and

     d) any contract, agreement, understanding or arrangement, restricting Group 1 from fully and duly enjoying sole and exclusive rights to the Assets.

25. Conduct of the Business of HotData Prior to the Closing. Except as may be required to effect the transactions contemplated by this Agreement, HotData covenants and agrees that until Closing, that it shall:

     a) maintain the Assets in, at a minimum, the same working order and condition as such Assets were in as of March 1, 2001 but as to facilities and equipment ordinary wear and tear shall be excepted;

     b) conduct its business in the regular and ordinary course; shall not introduce any material new method of management, operation or accounting; and shall use its best efforts to preserve the business, organization and goodwill of HotData;

     c) not enter into (i) any agreement to provide any goods or services except on terms consistent with comparable contracts entered into on or after January 1, 2000 or (ii) any other agreements which may affect any the Assets, in excess of Ten Thousand Dollars ($10,000) in the aggregate;

     d) promptly notify Group 1 of any material developments relating to the Assets or the Business;

     e) perform in the ordinary course of business all of its obligations under debt and lease instruments and other agreements relating to or affecting its assets, properties equipment and rights;

     f) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments other than in the ordinary course of business;

     g) keep in full force and effect present insurance policies or other comparable insurance coverage;

     h) use commercially reasonable efforts to maintain and preserve its business organization intact, retain its present key employees and maintain its relationships and present agreements with suppliers, customers and others having business relations with HotData;

     i) not effect any change in its capital structure, including, but not limited to, the issuance of any option, warrant, call, conversion right or commitment of any kind with respect to Hot Data’s capital stock or the purchase or other reacquisition of any outstanding shares for treasury stock, except shares issued upon exercise of options or other rights outstanding as of the date hereof;

     j) not increase present salaries and commission levels for any and all officers, directors, employees and agents except in the ordinary course of business, consistent with past practice or as required by contract or law;

     k) maintain compliance in all material respects with all material permits, rules, laws and regulations, consent orders and the like; and

     l) not declare any dividends nor pay out any extraordinary bonuses, fees, commissions or any unusual distributions to the owners, directors, management or other personnel other than accrued and unpaid bonuses.

     26. Disclosure and Absence of Undisclosed Liabilities. This Agreement, the Exhibits attached hereto, and the information provided by HotData in the course of Group 1’s due diligence review, disclose all facts material to the Assets and the Business. HotData represents and warrants to Group 1 that no statement contained herein or in any certificate, schedule, list, exhibit or other instrument or document furnished to Group 1 pursuant to the provisions hereof intentionally contains or, to the knowledge of HotData, shall contain any untrue statement of a material fact, or intentionally omits or, to the best knowledge of HotData, shall omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     27. Group 1’s Authority and Status; No Violation of Other Instruments.

     a) Group 1 represents and warrants to HotData that Group 1 is a corporation in good standing under the laws of the state of Delaware and it has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by Group 1 of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by its board of directors. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Group 1 in connection herewith, constitutes or will, when executed and delivered, constitute the valid and legally binding obligation of Group 1, enforceable against Group 1 in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or judicial discretion, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

     b) Group 1 represents and warrants to HotData that the execution and delivery of this Agreement by Group 1 does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of its Amended and Restated Certificate of Incorporation or its Bylaws, as amended.

     28. Conditions Precedent to Obligation of Group 1 to Close. The obligation of Group 1 to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Group 1 for purposes of consummating such transactions, but without prejudice to any other right or remedy which Group 1 may have hereunder as a result of any misrepresentation by, or breach of any covenant, representation or warranty of HotData contained in this Agreement or any other certificate or instrument furnished by HotData hereunder:

     a) The representations and warranties made by HotData in this Agreement, and the Exhibits hereto, and in the documents and instruments to be delivered to Group 1 or its representatives pursuant to Section 31, below, or otherwise at the Closing, shall be true and correct in all material respects as of the Closing with the same force and effect as though such representations and warranties have been made on and as of such time, except for changes contemplated by this Agreement.

     b) HotData shall have duly performed all of the covenants, acts and undertakings to be performed by it pursuant to this Agreement or the transactions contemplated hereby as of or prior to the Closing.

     c) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the Assets or the Business, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of Group 1, would make it inadvisable to consummate such transactions.

     d) HotData shall have received consents, waivers, certifications, estoppels and opinions required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

     e) Satisfaction of the employment matters described in Section 12, above.

     f) The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law.

     g) Group 1 shall have completed, to Group 1’s reasonable satisfaction, its due diligence examination of HotData.

     29. Conditions Precedent to the Obligations of HotData to Close. The obligations of HotData to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by HotData but without prejudice to any other right or remedy which it may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Group 1 contained in this Agreement, or any certificate or instrument furnished by it hereunder.

     a) The representations and warranties made by Group 1 in this Agreement, and in the documents and instruments to be delivered to HotData or its representatives pursuant to Section 31, below, or otherwise at the Closing, shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of such time.

     b) Group 1 shall have duly performed all of the covenants, acts and undertakings to be performed by it as of or prior to the Closing.

     c) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, if such action, proceeding, investigation, regulation or legislation, in the reasonable judgment of HotData would make it inadvisable to consummate such transactions.

     d) The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all authorities whose approvals are required by law.

     30. Time and Place of Closing. Closing shall be completed no later than May 14, 2001, and shall occur at the offices of Group 1, 4200 Parliament Place, Suite 600, Lanham, Maryland 20706-1489.

     31. Transactions at Closing. At the Closing, each of the following transactions shall occur:

     a) Performance of HotData. At the Closing, HotData shall deliver, fully executed, notarized and attested to where applicable, to Purchaser, the following:

     (i) bill of sale in the form of Exhibit 31.1, and other good and sufficient instruments of sale, conveyance, transfer and assignment as shall be required or as may be appropriate in order to effectively vest in Group 1 good and marketable title to the Assets free and clear of all liens, security interests and encumbrances of whatever nature, except as expressly accepted by Group 1, as described in Section 4, above;

     (ii) assignment of copyrights for the IPR and the Documentation suitable for filing in the U.S.A., in the form set out in Exhibit 31.2;

     (iii) assignment of all of the applicable registered and common law trademarks, suitable for filing, if appropriate, in U.S.A., Japan, Korea and the European Community, in the forms set out in Exhibits 31.3, 31.4, 31.5, 31.6 and 31.7;

     (iv) assignment of the LOC and certificate of deposit in the form set out in Exhibit 31.8, hereto;

     (v) assignment of the Assigned Agreements in the form set out in Exhibit 31.9, hereto;

     (vi) copies of all books of account (excluding minute books and stock books of HotData), contracts, files and other data and documents pertaining to the Assets or the Business

     (vii) all records on all current end user license, subscription or maintenance agreements for the Software;

     (viii) certified copies of resolutions of the Board of Directors of HotData unanimously approving the transactions set forth in this Agreement;

     (ix) certified copies of resolutions of the stockholders of HotData, approving, as required under the Agreement, the transactions set forth in this Agreement;

     (x) certificate of incumbency for the officers of HotData who are executing this Agreement and the other documents contemplated hereunder;

     (xi) opinion of counsel in the form set out in Exhibit 17.1, hereto;

     (xii) physical possession of the Assets;

     (xiii) completed bills of sale and releases, in forms suitable for filing in the appropriate jurisdiction and reasonably acceptable to Group 1, from any holder of a security interest in the Assets;

     (xiv) Certificate of Status or Good-Standing as of the most recent practicable date from the Comptroller of the State of Texas, Secretary of State of Texas and the Secretary of State of the State of Delaware with respect to HotData;

     (xv) consents, estoppels and assignments from entities identified in Exhibit 5.1, hereto, in forms reasonably acceptable to Group 1;

     (xvi) restrictive covenants in the form set out in Exhibits 8.1 and 8.2, hereto;

     (xvii) assignments in the form set forth in Exhibit 1.4.1 from the employees identified in Section 1(a)(vi); and

     (xviii) such other evidence of the performance of all covenants and satisfaction of all conditions required of parties to this Agreement, other than Group 1, at or prior to the Closing, as Group 1 or its counsel may reasonably require.

     b) Performance by Group 1. At the Closing, Group 1 shall deliver payment and documents to HotData, fully executed, notarized and attested to where applicable as follows:

     (i) payment to be made at Closing as required in Section 2(a), above;

     (ii) such other evidence of the performance of all the covenants and satisfaction of all the conditions required of Group 1 by this Agreement at or before the Closing as HotData may reasonably require.

     32. Indemnification.

     a) HotData and Group 1 each agrees to indemnify, defend and hold harmless the other and their respective current and past officers, directors, employees, agents and representatives from all losses, damages, liabilities, costs (including reasonable attorneys’ and experts’ fees) and expenses (collectively, the “Losses”) incurred by the party being indemnified (the “Indemnified Party”) from any claim by the other party hereto or any third party arising from or related to any material breach, misrepresentation in or material omission by the other party with respect to any provisions of this Agreement including without limitation any certificate or other instrument furnished or to be furnished hereunder.

     b) The Indemnified Party shall have the right to approve the selection of any counsel selected by the indemnifying party to defend hereunder, which approval shall not be unreasonably conditioned, delayed or denied. The indemnifying party shall not enter into any settlement with respect to the matters indemnified hereunder which may adversely affect any interest of the Indemnified Party without first obtaining the written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, delayed or denied. The indemnifying party agrees to reimburse the Indemnified Party promptly for all such Losses as they are incurred by the Indemnified Party; provided, however, that with respect to any expenses reimbursed to the Indemnified Party in advance of the final disposition of any such proceeding covered by this indemnification, the Indemnified Party shall have delivered to the indemnifying party an undertaking to repay to the indemnifying party the amounts so advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified hereunder.

     c) If the indemnification provided for in this Section 32 from the indemnifying party is unavailable to an Indemnified Party, in respect of any Losses referred to therein, the indemnifying party, in lieu of indemnifying such persons, shall contribute to the amount paid or payable by such persons as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relative equitable considerations. The amount paid or payable by a party as a result of the Losses shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation, lawsuit or legal or administrative action or proceeding.

     33. Survival of Representations and Warranties.

     a) All representations, warranties, agreements, covenants and obligations made or undertaken by Group 1 in this Agreement or in any document or instrument executed and delivered pursuant hereto have been relied upon by HotData and shall survive the Closing hereunder for three (3) years and shall not merge in the performance of any obligation by any party hereto.

     b) All representations, warranties, agreements and covenants made or undertaken by HotData, in this Agreement or in any document or instrument executed and delivered pursuant hereto have been relied upon by Group 1 and shall survive the Closing hereunder for three (3) years and shall not merge in the performance of any obligations by any party hereto.

     34. Payment of Fees and Expenses. HotData and Group 1 each agrees that regardless of whether the transactions contemplated hereunder close, to pay their own fees and expenses, including the fees and expenses of their respective counsel, accountants, brokers, advisors, employees and other agents, if any, incurred in connection with the transactions contemplated here, unless expressly agreed to otherwise in this Agreement.

     35. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by Federal Express or other overnight delivery service, addressed, with copy by telefax, as follows:

     a) If to HotData: to an address to be supplied to Group 1 within thirty (30) days of Closing

With copy to:

Brobeck, Phleger & Harrison, LLP 4801 Plaza on the Lake Austin, Texas 78746 Attention: Ronald G. Skloss, Esq. Telefax: 512.330.4001

If to Group 1:

Group 1 Software, Inc. 4200 Parliament Place Suite 600 Lanham, Maryland 20706-1488 Attention: General Counsel Telefax: 301.918.0430

     b) If delivered personally or by telefax, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

     c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 35.

     36. Termination.

     a) This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is, inter alia, the covenants set forth herein and the expenditures and obligations incurred and to be incurred by HotData and Group 1 in respect of this Agreement. This Agreement may be terminated and abandoned at any time prior to the Closing by (i) mutual written consent of HotData and Group 1; (ii) after May 14, 2001, if Group 1 has not completed its due diligence to its satisfaction; (iii) by either party if the Closing has not been consummated on or prior to May 14, 2001; (iv) by HotData if after May 14, 2001, any of the conditions set forth in Section 29 hereof, to which its obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of any of HotData; or (v) by Group 1 if after May 14, 2001, any of the conditions set forth in Section 28 hereof, to which the obligations of Group 1 are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Group 1.

     b) In the event of a termination of this Agreement pursuant to this Section 36, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder; provided, however, if such termination is due to the breach by a party of any covenant, agreement, warranty or representation, or results from any party failing to use its reasonable best efforts to fulfill any condition to which the Closing is subject, then the party in breach shall be solely responsible for the costs and expenses then directly incurred by the other party in connection with this Agreement and the transactions contemplated hereby.

     37. Brokers.

     a) Group 1 represents and warrants to HotData that no investment banker, broker or finder, other than the Pennsylvania Merchants Group (“PMG”), has acted for it in connection with this Agreement. Group 1 shall be solely responsible for all payments to be made to PMG.

     b) HotData represents and warrants to Group 1 that no investment banker, broker or finder, other than Hoak Breedlove Wesneski & Co. (“HBW”), has acted for it or any entity controlling, controlled by or under common control with it or them in connection with this Agreement. HotData shall be solely responsible for all payments to be made to HBW.

     38. Further Assurances. Each party covenants that at no additional expense, at any time, and from time to time after the Closing, it will execute and deliver (or cause to be so done) such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement. Each party covenants and agrees to execute and deliver (or cause to be so done) to Group 1, at no additional expense to Group 1, any instruments or documents that Group 1 requests in order to register or otherwise protect or preserve any rights (patent, trademark, copyright or otherwise) that Group 1 has or shall have in and to the Software or the Documentation.

     39. No Third Party Beneficiaries. Nothing contained herein shall be construed to afford any rights or benefits to any person or entity affiliated with, employed by or retained by HotData, other than the obligations of Group 1 under Sections 2 and 32, which shall inure to the benefit of the HotData stockholders. Any implication of rights grant to any such party is hereby expressly disclaimed.

     40. Risk of Loss; Allocation of Purchase Price.

     a) HotData assumes all risk of theft or casualty of loss or damage regarding the Assets from the date of this Agreement up to the Closing. If such loss or damage to the Assets is material to the Business, Group 1 shall have the right to terminate this Agreement.

     b) HotData and Group 1 acknowledge that, under Section 1060 of the Internal Revenue Code of 1986, as amended (“Section 1060”), HotData and Group 1 must report information regarding the allocation of the purchase price to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal income tax returns for the tax period which includes the Closing Date. HotData and Group 1 agree to file Form 8594 as reasonably prepared by Group 1.

     41. Miscellaneous.

     a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors and administrators, and permitted successors and assigns. No transfer or assignment of this Agreement or any rights or obligations hereunder this Agreement is permitted except as provided in this Section 41(a), and any attempted transfer or assignment shall be void ab initio. Group 1’s rights, title, interests and remedies hereunder shall be freely assignable after two (2) years from Closing; until such time they shall be freely assignable by Group 1 to any entity which purchases all or substantially all of the assets or capital stock of Group 1 either through asset acquisition, stock sale or a corporate merger (wherein Group 1 is not the surviving entity) and freely assignable to any entity which purchases all or substantially all of the-then subsisting IPR and any of the other Assets, in any case only so long as Group 1 provides a secondary guarantee of payment to HotData. Any other proposed transfer or assignment by HotData or any other proposed transfer or assignment by Group 1 shall require the consent of the other party, which consent shall not be unreasonably conditioned, delayed or denied.

     b) The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

     c) This Agreement together with the documents executed concurrently herewith or at the Closing constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels any prior agreements representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby.

     d) This Agreement shall be governed by and enforced in accordance with the laws of the State of Maryland, principles of conflicts of law notwithstanding.

     e) For the purposes of this Agreement, an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. A person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, trustee or member of executive management had knowledge of such fact or other matter.

     f) Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

     g) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     h) All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires. References herein to the plural shall include the singular, or vice versa, as context requires.

     i) The Agreement shall be construed without reference to any presumption or rules of construction operating against the “draftsman” of the document, the intent of the parties being that any such presumption or rule is inapplicable in this instance because both parties have reviewed and negotiated this document in the manner that each viewed as most advantageous to its own interests.

     j) All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

     k) In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof shall be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to effect the agreement of the parties under this Agreement, as modified, to the fullest extent permitted under law.

     l) HotData it shall fully and timely comply with all of the requirements and provisions of any applicable Bulk Sales Act, or similar statute, ordinance or regulation.

     IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf by its duly authorized officer, all on the day and year first above written.

Attest: ________________________	HotData, Inc. By: _________________________ Its: ________________________

Attest: ________________________	Group 1 Software, Inc. By: ________________________ Its: _______________________

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